Exhibit 3.1

HOST MARRIOTT CORPORATION

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST:   The charter of Host Marriott Corporation, a Maryland corporation (the “Corporation”), is hereby amended by:

1.    Deleting the last four sentences of Section 7(a) of Article VII in their entirety; and

2.    Removing the word “Classification” from the subheading of Section 7(a) of Article VII.

SECOND:   The amendments to the charter as set forth above have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

THIRD:   The undersigned Senior Vice President and Treasurer acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters of facts required to be verified under oath, the undersigned Senior Vice President and Treasurer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Senior Vice President and Treasurer and attested to by its Executive Vice President, General Counsel and Secretary on this 27th day of May 2004.

ATTEST:	HOST MARRIOTT CORPORATION

/S/ ELIZABETH A. ABDOO	By:	/S/ JOHN A. CARNELLA (SEAL)
Elizabeth A. Abdoo		John A. Carnella
Executive Vice President,		Senior Vice President and Treasurer
General Counsel and Secretary

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